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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

Contact:

Joanna Bolles                                           Jennifer Meyer
Public Relations Manager                                PAN Communications, Inc.
Breakaway Solutions, Inc.                               breakaway@pancomm.com
jbolles@breakaway.com                                   978/474-1900
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978/461-7800

                 BREAKAWAY SOLUTIONS ANNOUNCES NASDAQ DELISTING


CONSHOHOCKEN, PA -- JUNE 21, 2001 -- Breakaway Solutions, Inc. (Nasdaq: BWAYE), today announced that the Company'S Common Stock has been delisted from the Nasdaq National Market. The Company expects to be eligible to trade through Pink Sheets effective on June 21, 2001.

The Company anticipates that one or more market makers will apply to have the Common Stock traded on the Pink Sheets. The Company does not expect Nasdaq's determination to have any impact on its day-to-day operations.

"As a company, Breakaway Solutions is completely focused on delivering value for its Global 3000 customers and executing on its business model," said Wayne Weisman, chairman of Breakaway Solutions and a partner of SCP Private Equity Partners. "We remain pleased with our investment in Breakaway and the progress the Company has made since our first funding in March."

ABOUT BREAKAWAY SOLUTIONS
Since 1992, Breakaway Solutions, Inc., has been helping companies achieve real value by delivering business solutions that enable its clients to better serve their customers, collaborate with their partners and suppliers, and work better within their organizations. Breakaway Solutions is a Full Service Provider (FSP) of integrated strategy, implementation, and application hosting solutions providing its Global 3000 customers with a deep concentration in Customer Relationship Management (CRM), Business-to-business Collaboration and Exchanges, Mobile Solutions, and Workforce Collaboration. Headquartered in Conshohocken, PA, Breakaway Solutions has a network of regional offices, Internet Solutions Centers, and Application Hosting facilities in major cities across the U.S. Breakaway Solutions can be reached at 800/925-7100 or at www.breakaway.com.
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Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including risks relating to the attractiveness of Breakaway's Full Service Provider model

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to its current and prospective customers, likely variations in quarterly revenues and operating results, the ability to realize benefits from acquisitions and strategic alliances, risks in conducting business outside the United States, the adoption and acceptance of application hosting services by growing enterprises, personnel and customer retention, ability to raise additional capital, equity dilution, business change, product acceptance and customer demand, variation in quarterly results, competition, and growth management detailed from time-to-time in Breakaway Solutions, Inc.'s filings with the Securities and Exchange Commission. Breakaway Solutions, Inc. draws the reader's attention to the factors described in its Quarterly Report on Form 10-Q for the Period Ended Sept. 30, 2000 under the heading "Factors That May Affect Future Results." Any such forward-looking statements speak only as of the date such statements are made, and the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements or otherwise update or supplement this announcement or the risk factors contained in its filings with the Securities and Exchange Commission.

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